EXHIBIT 10.11

3050 Spruce Street St. Louis, MO 63103 Tel (800) 448-0471 Fax (314) 286-7817 www.safcglobal.com

Dr. Lawrence Helson
Sign Path Pharma
Phone (215) 538 9996
lhelson@comcast.net
lhelson@signpathpharma.com

Product Code:	CCN
Project Number:	CCN06302007
Rev #: 1
Date of Proposal:	06/30/2007

1)	Introduction

Thank you again for allowing SAFC to bid on cGMP manufacturing of Curcumin.  SAFC, a division of Sigma-Aldrich Corporation, makes the following offer from our Madison, Wisconsin facility.  SAFC has outlined a program to manufacture CCN for the Dr. Helson.  The following is a proposal, which will specifically define and initiate the project.

This proposal includes the quote for the GMP manufacture of one batch of curcumin at approximately 200 g/batch.  To prepare for the manufacture of the GMP campaign, SAFC proposes to run a non-GMP proof of concept run.  This run will be on the gram scale and allows SAFC to develop the chemistry and gain experience in the synthesis, as well as the analytical methods.  During this phase, we will develop the analytical methods as needed.  This would then be followed by a 100g non-GMP qualification run.  Finally, the GMP portion of the work can be performed.  We have included in this proposal the price for all phases through GMP manufacture.  SAFC Madison has extensive experience in  the GMP manufacturing of APIs, especially in the handling highly potent compounds and is Safe Bridge Certified.  The FDA audited SAFC Madison in June 2006 and there were zero 483s issued.  SAFC has extensive experience scaling up process from the milligram and gram scale to the kilogram scale under GMP.  We believe this project is a perfect fit for our capabilities at our Madison, Wisconsin facility.

EXHIBIT 10.11

3050 Spruce Street St. Louis, MO 63103 Tel (800) 448-0471 Fax (314) 286-7817 www.safcglobal.com

Below are details of our current understanding of the requirements and expectations of SAFC, based on discussions to date.  These sections would form the basis of a formal technical proposal between Dr. Helson and SAFC.

After reading the proposal, if you have any questions, please don’t hesitate to contact us.

2)	Technical Transfer / Process Development / Familiarization

a)
SAFC will undertake laboratory work with the key objective of performing process familiarization and development sufficient to enable subsequent manufacture of CCN solely for uses reasonably related to the development and submission of information under a Federal law which regulates the use of drugs under 35 U. S. C. §271(e)(1).  This will include running through the process outlined in U.S. Patent No. 5,679,864.

b)	Familiarization means transfer and running as written. Project will be performed based on a current patent.
c)	SAFC will describe any development needed beyond the patent.
d)	Dr. Helson will be informed of any improvements made to the process.

3)	Intellectual property

a)	Any intellectual property discovered and recognized as such by SAFC while working on the CCN project will become the property of the company paying for the work (Dr. Helson’s company).

EXHIBIT 10.11

3050 Spruce Street St. Louis, MO 63103 Tel (800) 448-0471 Fax (314) 286-7817 www.safcglobal.com

4)	Project Details

a)	Scope of Work: Deliverables, Timing, Resources, & Prices.

Campaign 1	Activity	Timing	Payment
Phase 1 Preparation	▪ Initiate kick-off meeting. ▪ Order raw materials.	1 weeks (Dependent on availability of raw materials)
Phase 2 Proof of Concept and Analytical Method Development	▪ Perform chemistry on a gram scale with analytical support. ▪ Develop an HPLC method to test final product for purity	~2 weeks ~3 weeks	$ $	21,350 20,000
Phase 3 ~100g CCN non-GMP	▪ SAFC manufactures ~100g CCN non-cGMP. ▪ CCN is analytically tested. ▪ SAFC drafts batch record for GMP campaign.	3-4 weeks		$19,000
Campaign 2
Phase 4 cGMP manufacture of ~200g CCN	▪ SAFC manufactures ~200g CCN. SAFC QC tests and releases CCN.	3-4 weeks		$38,000

NOTE: The RFP outlined a request for the synthesis of Curcumin of high purity.  Within this request, it was asked for an evaluation of the efficiencies of utilizing either a total synthetic route of manufacture or purification from natural sources.  Naturally occurring Curcumin is isolated as a mixture of similar curcuminoids, which only differ by minor structural differences.  Therefore, the ability to separate efficiently will be difficult and maybe impossible.  Given the potential inefficiencies in developing a process, a total synthetic solution was evaluated.  SAFC identified a total synthetic pathway (US 5679864) within the patent literature that outlines a process to obtain Curcumin in >99% purity.  It is SAFC’s intention to utilize this route of synthesis for development with the inherent understanding that SignPath will only utilize the material for preclinical and clinical needs.  In the event that this production moves forward to commercial production, either a non-infringing route of manufacture will have to be developed, or securing of a license to practice will have to be secured.

Total price is $98,350 for phases 1-4 that leads to 200 g of GMP CCN.

EXHIBIT 10.11

3050 Spruce Street St. Louis, MO 63103 Tel (800) 448-0471 Fax (314) 286-7817 www.safcglobal.com

(Note 2:  SAFC understands that in the future, more CCN may be required.  As the volume of product ordered goes up, the price per gram of the product will go down.)

b)	Project Timeline

The proposed timing for this project is shown in the Gantt chart below.  This would include raw material purchasing.   The current plan would be to overlap phases 3 and 4.  If the overlap of the phases is performed and a purchase order received, then SAFC could deliver the product as early as the first week of October.  Please see below for timing:

5)	Analytical/QC

The proposed specifications for CCN are shown in the table below and are derived from Dr. Helson’s wishes.  The specifications will be confirmed or modified during the qualification run and agreed upon by both Dr. Helson and SAFC.

Test	Possible Limit	Sample Amount
Appearance	To be determined	——
HPLC Purity	To be determined. Target > 99%.	10mg
FT-IR	Consistent with expected	5mg
DSC Melt	To be determined	5mg
Residual Solvents	To be determined	60mg
Other testing to be determined with customer
	Total sample amount:	~XXmg
	Retain Sample (2x QC sample):	~XXmg

Method Transfer:
No methods to transfer

EXHIBIT 10.11

3050 Spruce Street St. Louis, MO 63103 Tel (800) 448-0471 Fax (314) 286-7817 www.safcglobal.com

Method Development:
Develop an HPLC method to test final product for purity.
Assume that reaction can be monitored by existing in-house fast HPLC method.
3 weeks, 1 person

Method Validation:
None.

Qualify Reference Standard:
Not included in this estimate.

6)	Work not included in this proposal

SAFC offers all the services required to take an API to an approval status with the FDA.  There are several services that SAFC offers that are not required for phase 1, but will be required for a commercial API.  SAFC offers stability testing, stress testing, manufacture and qualification of reference standards, impurity identification and isolation, analytical method validation, critical parameters testing, process validation, etc.  These are currently not included in this proposal.  Should the project move to clinical phase 2 or onward, SAFC would be available to provide these services.

7)	GMP Storage, Packaging and Dispensing

Inventory and Dispensing Services – SAFC can provide cGMP inventory and dispensing services. SAFC will store the lot of a QC-released product, typically for a period of two weeks at no charge. If the customer wishes to store the cGMP material with SAFC for longer periods, the following would take effect:

a)	SAFC agrees to hold API’s under cGMP conditions.

b)	All API shipments will include a certificate of analysis and MSDS sheets and will comply with DOT Hazardous Materials Transportation Regulations.

c)
SAFC will make periodic shipments of samples and products, by written request, with a minimum notice of 10 days. Sign Path agrees to allow SAFC to utilize their designated shipper number (FEDEX or equivalent) for each requested shipment of product.

d)	SAFC agrees to provide inventory reports to Sign Path on an agreed upon interval.

e)	Sign Path agrees to insure all of their inventories stored at SAFC as part of this agreement. Sign Path will provide documentation showing insurance coverage of inventory at SAFC’s location.

EXHIBIT 10.11

3050 Spruce Street St. Louis, MO 63103 Tel (800) 448-0471 Fax (314) 286-7817 www.safcglobal.com

f)	The price for storage of samples and products will be $1,000.00 USD per month.

g)	Individual shipments, as requested, will be $750.00 US per shipment.

8)	Documentation / Reports

Development and/or campaign reports for each product will be provided.

9)	Terms and Conditions

a)	In the absence of any separate technical agreement, this proposal and associated Purchase Orders could serve as a contract between the parties.
b)	The project will be initiated by:
i)	Receipt of a purchase order. The PO will cover the whole project and will be in the amount of $98,350 USD for ~200 grams of GMP material and ~100 grams of non-GMP material
ii)	SAFC will invoice the customer 50% of the cost of each project phase before the phase is started. When each phase is completed, SAFC will invoice the customer for the remaining 50% of that phase.
iii)	PO’s and checks should be sent to the attention of:

Dennis Young, Director Operations
SAFC
645 Science Drive
Madison, WI 53711
Phone 608-233-3115(x106)
Fax 608-233-6873
Email: dyoung@sial.com

iv)	Payment for each phase will be invoiced on phase completion.

c)	All prices are in US dollars.
d)	This quote is valid for 30 days from the stated date. These terms and conditions are valid through July 25, 2007.

SAFC embraces a partnership approach with upfront pricing for the manufacture of CCN.  We have included in this letter an addendum, which covers our historical approach and understanding(s) in areas typically experienced by both parties within a contract manufacturing agreement. This addendum may generate more questions and discussion, which we believe contributes to a healthy understanding of the responsibilities of both parties.

EXHIBIT 10.11

3050 Spruce Street St. Louis, MO 63103 Tel (800) 448-0471 Fax (314) 286-7817 www.safcglobal.com

I look forward to your comments, discussion, and feedback on this proposal.

Sincerely,

George Rothermel, Jr
Business Development Manager
SAFC Inc.

EXHIBIT 10.11

3050 Spruce Street St. Louis, MO 63103 Tel (800) 448-0471 Fax (314) 286-7817 www.safcglobal.com

ADDENDUM

1)	Quality Standards

This section summarizes some of the essential quality features supporting both the laboratory development and cGMP production work. Please note that these sections relate to the default quality standards currently applicable in Madison and Sheboygan.   SAFC is always willing to discuss customers QA requirements on a project-specific basis. SAFC both welcomes and actively encourages customer audits of its facilities.

a)	Development Laboratory Standards (non-GMP):

i)	All activities will be undertaken in accordance with existing quality standards at the relevant facility.

ii)	Work will be recorded in controlled notebooks (laboratory) or documented in batch records (plant).

iii)	Appropriately trained personnel will carry out the work.

iv)	Equipment will be appropriately maintained to ensure performance.

v)	Intermediates will be analytically tested to specifications, as needed.

b)	cGMP Manufacturing Standards - cGMP manufacture will be conducted in accordance with FDA ICH guidelines, as it applies to the scope of the project.

i)	MATERIALS

(1)	Materials will be ordered against defined specifications.

(2)	All raw materials will be received with a supplier’s Certificate of Analysis.

(3)	All raw material batches, for use in cGMP production, will be sampled from their final packaging and QC released prior to use.

(4)	All raw material tests and methods will be fully documented.

(5)	The identity and quality status of all materials will be traceable.

(6)	All materials, intermediates, and finished products will be labeled with an identity and test status.

EXHIBIT 10.11

3050 Spruce Street St. Louis, MO 63103 Tel (800) 448-0471 Fax (314) 286-7817 www.safcglobal.com

ii)	EQUIPMENT

(1)	All equipment used for cGMP manufacturing will be maintained in a qualified and controlled state.

(2)	Equipment will be qualified and maintained to ensure performance.

(3)	If equipment is used for measurement or inspection, it will be calibrated or verified to ensure operation within defined specifications.

(4)	Multi purpose equipment may be utilized, following Standard Operating Procedures.

iii)	Appropriately trained personnel will carry out manufacture.

2)	QA / Product Release

SAFC will ensure that manufacturing has been performed in accordance with cGMP regulations as far as it applies to the scope of this project. The following will apply:

a)	Full details of all cleaning, processing, and testing will be recorded.

b)	Product specific Batch Records will be used in all manufacturing operations. Deviations will be documented and subject to Quality Assurance approval.

c)	Process change control will apply. All relevant observations made during the processing will be documented. Any deviations from the batch record will be documented.

d)	Full batch record documentation will be completed and approved by Quality Assurance.

e)	Intermediate product(s) will be tested and the batch records reviewed by SAFC.

EXHIBIT 10.11

3050 Spruce Street St. Louis, MO 63103 Tel (800) 448-0471 Fax (314) 286-7817 www.safcglobal.com

f)	SAFC will retain analytical samples per SOP.

g)	Copies of completed batch records may be provided upon request.

h)	FINAL PRODUCT SPECIFICATIONS

i)	Typically, SAFC sets specifications with the customer, after a fact-finding exercise comprised of a development, qualification, and / or technical transfer exercise.

ii)	If sufficient documented evidence exists within a technical disclosure, SAFC may agree to set specifications with a minimum of laboratory demonstration exercises.

iii)	Once set, the product shall comply with the SAFC specification set after development/qualification.

iv)	Additional test methods and/or specifications could be added, after appropriate data gathering, technical, and business discussions.

3)	Project Management and Communication

SAFC strongly believes in the importance of timely, accurate, and open communication during the development of technical and highly complex chemical processes. SAFC believes project management is a highly effective tool that keeps both parties knowledgeable and current with the project’s progress and fluctuations

a)	SAFC will provide project updates and requested documentation against a mutually agreed to schedule.

b)
A Project Manager as the key contact for the specific project will be appointed. The Project Manager is typically based at the main manufacturing site and has overall responsibility for project coordination and customer communication.

c)	Clarity of objectives is paramount at the outset of any project. SAFC recommends an initial project launch meeting (ideally face-to-face) to ensure agreement in regard to:

i)	Objectives, milestones.

ii)	Project liaison, project management.

iii)	Specific outputs, deliverables.

iv)	Clarification and sharing of additional data.

v)
Communication frequency and channels. Routine communication is encouraged. Mode and frequency of communication are tailored to meet customer preferences; however SAFC would advocate routine communication through e-mail, with additional telephone conferencing and face-to-face meetings as appropriate.

EXHIBIT 10.11

3050 Spruce Street St. Louis, MO 63103 Tel (800) 448-0471 Fax (314) 286-7817 www.safcglobal.com

d)	SAFC encourages a formal end of project review, and welcomes any customer feedback.

4)	Potential Additional Work

SAFC recognizes API development processes require many technical elements. SAFC has the ability to provide many other additional services related to the specific project. The following items are currently not included within the scope of this evaluation / proposal:

a)	Synthesis and characterization of relevant impurities or metabolites.

b)	Synthesis and characterization of salt forms.

c)	Thermal hazards screening, specific to the chemical processes.

5)	Best Efforts Intents

a)
SAFC will apply best efforts using the synthetic route or process provided by Sign Path.  In the event that yields or purities obtained are contrary to those provided by Sign Path, due to but not limited to difficulties of scale, chemistry inconsistencies or misrepresentation, SAFC and Sign Path will mutually agree to discuss pathways to proceed with the project. These discussions may potentially require scope changes to the program, extension of the project timeline, and additional monetary funds.

b)
If there are unforeseen complications due to the nature of the project that significantly hinder SAFC’s ability to proceed with the completion of this project; SAFC agrees to notify Sign Path of any such difficulties and agrees to act in good faith to resolve difficulties in an amicable manner. The project may require scope changes to the program, additional monetary funds and timeline extensions to properly proceed with the project.

c)
SAFC understands that Sign Path’s quantity requirement(s) stated in the proposal is a nominal target output based on conversion of appropriate amounts of starting materials. Typically, the prices quoted in the proposal are on a campaign basis. The proposal is a flat charge for input of materials sufficient to produce the stated quantity, based on the yields in the technical package and supported by technical transfer. SAFC will be responsible for any low yield due to oversights, errors, or working outside the scope of the technical package in a mode not approved by Sign Path.

EXHIBIT 10.11

3050 Spruce Street St. Louis, MO 63103 Tel (800) 448-0471 Fax (314) 286-7817 www.safcglobal.com

6)	Cancellation / Termination

Project termination is regrettable, but it can and does happen. SAFC will always seek to find a mutually agreeable position. Typically, SAFC tends to schedule its laboratory resources four (4) weeks ahead. Additionally, SAFC tends to schedule manufacturing time six (6) weeks ahead.

Typically, in the event of project termination, the Sign Path agrees to pay to SAFC, as a minimum, costs associated with:

a)	All work already completed up to the time of termination.

b)	The price of all material/capital commitments already made by SAFC.

c)
Payment to cover all committed development time and intended lab work for a four (4) week period, and all committed plant time for a six (6) week period. In the event that SAFC is able to re-schedule other projects for parts of this time, SAFC would reimburse Sign Path accordingly.

7)	Warranty and Liability

a)	SAFC’s warranty would be limited to the above deliverables. No other conditions or warranties will be implied in relation to supply of material.

b)	SAFC’s liability would be limited to supply of the end products. SAFC would not be liable for any consequential loss.